CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm included on the cover page and under the caption of “Independent Registered Public Accounting Firm” in the Statement of Additional Information. We also consent to the reference to our firm under the caption “Financial Highlights” in the Prospectuses and to the use of our reports dated July 22, 2011 on the financial statements and financial highlights of the USAA Cornerstone Strategy Fund, USAA Balanced Strategy Fund, USAA Precious Metals & Minerals Fund, USAA International Fund, USAA World Growth Fund, USAA Emerging Markets Fund, USAA Growth & Tax Strategy Fund, USAA GNMA Trust Fund, USAA Treasury Money Market Trust Fund, and USAA Managed Allocation Funds as of and for the period ended May 31, 2011 in the Post-Effective Amendment Number 67 to the Registration Statement (Form N-1A  No. 33-65572).

San Antonio, Texas
September 23, 2011